                                                                     Exhibit 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and
                                                      ---------
entered into as of July 15, 1999, among Critical Path, Inc., a California corporation ("Parent"), dotOne Acquisition Corp., a Utah corporation and a
              ------
wholly-owned subsidiary of Parent ("Merger Sub"), and dotOne Corporation, a Utah
                                    ----------
corporation (the "Company").
                  -------

                                    RECITALS

     A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the "Merger") and, in furtherance thereof,
                                       ------
have approved the Merger.

     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") and all outstanding
                               ---------------------
options and other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive a combination of cash and shares of Common Stock of Parent ("Parent Common Stock").
                         -------------------

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Voting Agreement").
                            ---------       ----------------

     D. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").
                       ----

     F. The parties intend for the Merger to be accounted for financial accounting purposes as a purchase.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Utah Revised Business Corporation Act ("Utah Law"),
                                                                     --------
the Company shall be merged with and into Merger Sub, the separate

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corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".
                    ---------------------

     1.2  Effective Time.  Unless this Agreement is earlier terminated pursuant
          --------------
to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing
                                                                     -------
Date".  On the Closing Date, the parties hereto shall cause the Merger to be
----
consummated by filing an Articles of Merger with the Utah Division of Corporations (the "Agreement of Merger"), in accordance with the relevant
                    -------------------
provisions of applicable law. The date and time the Merger becomes effective in accordance with the provisions of Utah Law is the "Effective Time". The parties
                                                   --------------
currently intend that the Closing Date will occur on or prior to August 31, 1999.

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in the applicable provisions of Utah Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Articles of Incorporation; Bylaws.
          ---------------------------------

          (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that the name of the Surviving Corporation shall be dotOne Corporation.

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5  Directors and Officers.  The director(s) of Merger Sub immediately
          ----------------------
prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation. Schedule 1.5 identifies the persons that Parent presently anticipates will serve as directors and officers of the Merger Sub immediately prior to the Effective Time.

     1.6  Maximum Shares to Be Issued; Maximum Cash to be paid; Effect on
          ---------------------------------------------------------------
Capital Stock. The maximum number of shares of Parent Common Stock to be issued
-------------
(including Parent Common Stock to be reserved for issuance upon exercise of any of the Company's options to be assumed by Parent) in exchange for the acquisition by Parent of all outstanding Company Capital Stock and all unexpired and unexercised vested options to acquire Company Capital Stock shall be 706,486 shares (the "Aggregate Share Number"). No adjustment shall be made in the number
             ----------------------
of shares of Parent Common Stock issued in the Merger as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options to acquire Company Capital Stock. The maximum amount of cash that shall be paid pursuant to this Agreement shall be $17,500,000 ("Aggregate Cash Consideration") which shall consist of (i) amounts to be paid to optionees pursuant to Section 5.15, (ii) $4,600,000 paid to the Exchange Agent by the Company (which reflects advances paid by Parent to the Company), and (iii) amounts to be paid by Parent to the Exchange Agent. The Company acknowledges receipt of $5,000,000 from Parent, $4,600,000 of which shall be paid by the Company immediately prior to the Effective Time pursuant to the preceding sentence, upon signing the Letter of Intent (as defined below). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, the following shall occur:

                (i)  Conversion of Company Common Stock. Each share of Common
                     ----------------------------------
Stock of the Company ("Company Common Stock") issued and outstanding immediately
                       --------------------
prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive Parent Common Stock and cash in the amount identified on Schedule 1.6(a) hereto upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8.

          (b)   Conversion of Company Preferred Stock. Each share of Series A
                -------------------------------------
Preferred Stock of the Company ("Series A Preferred") issued and outstanding
                                 ------------------
immediately prior to the Effective Time (other than, any shares of Series A Preferred to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive cash in the amount identified on Schedule 1.6(b) hereto upon surrender of the certificate representing such share of Series A Preferred in the manner provided in Section 1.8.

          (c)   Cancellation of Parent-Owned and Company-Owned Stock. Each share
                ----------------------------------------------------
of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d)   Stock Options.  At the Effective Time, all options to purchase
                -------------
Company Common Stock then outstanding under the Company's 1998 Stock Option Plan (the "Option Plan"), or otherwise, shall be assumed by Parent in accordance with
      -----------
provisions described below.

                (i) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Plan
                                        --------------
or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as identified on Schedule 1.6(d) hereto) and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.

               (ii) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

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              (iii)  Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

          (e)   Capital Stock of Merger Sub. Each share of Common Stock of
                ---------------------------
Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f)   Adjustments to Exchange Ratio.  The number of shares issuable
                -----------------------------
pursuant to this Section 1.6 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

          (g)   Fractional Shares.  No fraction of a share of Parent Common
                -----------------
Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $49.541.

          (h)   Definitions.

                (i) Escrow Amount. The "Escrow Amount" shall be 105,973 shares of Parent Common Stock.

               (ii)   Outstanding Common Amount.  The "Outstanding Common
                      -------------------------
Amount" shall mean the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding any shares of Capital Stock cancelled pursuant to Section 1.6(c)).

              (iii)   Outstanding Preferred Amount.  The "Outstanding Preferred
                      ----------------------------
Amount" shall mean the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time (excluding any shares of Capital Stock cancelled pursuant to Section 1.6(c)),together with all shares of Company Preferred Stock issuable upon exercise of any options to acquire shares of Company Preferred Stock then outstanding.

     1.7  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Utah Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be
                                           -------------------
converted into or represent a right to receive Parent Common Stock pursuant to
Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Utah Law.

          (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Utah Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

          (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Utah Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Utah Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.

          (a)   Exchange Agent. Prior to the Effective Time, Parent shall
                --------------
designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the "Exchange Agent") in the Merger.

          (b)   Parent to Provide Cash and Common Stock. Promptly after the
                ---------------------------------------
Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, (I) an amount in cash equal to $17,500,000 less
(i) amounts to be paid to optionees pursuant to Section 5.15, and (ii) $4,600,000 paid to the Exchange Agent by the Company immediately prior to the Effective Time; and (iii) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

          (c)   Exchange Procedures.  Promptly after the Effective Time, the
                -------------------
Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the
                                  ------------
Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive cash and/or shares of Parent Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash and/or certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund (as defined in Section 7.5 below) on such holder's behalf pursuant to Section 7.5 hereof), and any cash consideration to be received plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to
Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive the applicable amount of cash consideration for such shares of Company Capital Stock and cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.


          (d)   Distributions With Respect to Unexchanged Shares.  No dividends
                ------------------------------------------------
or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

          (e)   Transfers of Ownership.  If any certificate for shares of Parent
                ----------------------
Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f)   No Liability.  Notwithstanding anything to the contrary in this
                ------------
 Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  No Further Ownership Rights in Company Capital Stock.  All shares of
          ----------------------------------------------------
Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10  Lost, Stolen or Destroyed Certificates.  In the event any
           --------------------------------------
certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

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

     1.11  Tax and Accounting Consequences.  It is intended by the parties
           -------------------------------
hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and
(ii) be accounted for financial reporting purposes as a purchase.

     1.12  Taking of Necessary Action; Further Action.  If, at any time after
           ------------------------------------------
the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section number) supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:
             -----------------

     2.1  Organization of the Company.  The Company is a corporation duly
          ---------------------------
organized, validly existing and in good standing under the laws of the State of Utah. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company (hereinafter referred to as a "Material
                                                                       --------
Adverse Effect"). The Company has delivered a true, correct and complete copy of
--------------
its Articles of Incorporation and Bylaws, each as amended to date, to Parent.

     2.2  Company Capital Structure.

          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 6,000,000 shares are issued and outstanding. The authorized Company Preferred Stock consists of 200,000,000 shares, of which 185,000,000 are designated of Series A Preferred and 15,000,000 have yet to be designated. Of the Series A Preferred, 79,268,080 shares are issued and outstanding. The Company Capital Stock is held by the persons, with the domicile addresses and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Schedule 2.2(a) lists each holder of capital stock and the number of shares held by such holder.

          (b) The Company has reserved 900,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Option Plan, of which 692,500 shares are subject to outstanding, unexercised options and 207,500 shares remain available for future grant. The Company has reserved no shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the domicile address of such holder, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except as described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. Except for the Company Options described in
Schedule 2.2(b), there are no options,
warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as disclosed on Schedule 2.2 (b), the holders of Company Options have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such rights will be terminated at or prior to the Effective Time. As a result of the Merger, Parent will be the record and sole beneficial owner of all Company Capital Stock and rights to acquire or receive Company Capital Stock.

     2.3  Subsidiaries.  The Company does not have and has never had any
          ------------
subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

     2.4  Authority.  Subject only to the approval of the Merger and this
          ---------
Agreement by the Company's shareholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's shareholders to duly approve the Merger and this Agreement is the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock of the Company voting as one group and the holders of a majority of the issued and outstanding shares of Series A Preferred Stock voting as a separate group. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's shareholders. The Company's Board of Directors has unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's shareholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the
 --------
Company or (ii) any mortgage, indenture, lease, contract or other agreement or, to the knowledge of the Company, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except in those instances where such Conflict would have no Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any
             -------------------
Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Utah Division of Corporations, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such
                                                     -------
other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

     2.5  Company Financial Statements.  The Company has never been audited  by
          ----------------------------
independent public accountants. Schedule 2.5 sets forth the Company's unaudited balance sheet as of September 30,1998 and the related unaudited statements of operations and cash flows for the twelve-month period then ended and the Company's unaudited balance sheet dated as of May 31, 1999 ("the Balance Sheet")
                                                                 --------------
and the unaudited statements of operations and cash flows for the eight -month period ended May 31, 1999 (collectively, the "Company Financials"). The Company
                                              ------------------
Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a
                                                           ----
basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which will not be material in amount or significance.

     2.6  No Undisclosed Liabilities.  Except as set forth in Schedule 2.6, the
          --------------------------
Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since May 31, 1999, consistent with past practices and in the aggregate do not exceed $10,000.

     2.7  No Changes.  Except as set forth in Schedule 2.7, since May 31, 1999,
          ----------
there has not been, occurred or arisen any:

          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

          (b) amendments or changes to the Articles of Incorporation or Bylaws of the Company;

          (c) capital expenditure or commitment by the Company of $20,000 in any individual case or $50,000 in the aggregate;

          (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

          (e) notice of a claim of wrongful discharge or, to the Company's knowledge, labor trouble or unlawful labor practice or action;

          (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

          (g)   revaluation by the Company of any of its assets;

          (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

          (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement;

          (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

          (k) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

          (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses or use of the Company's existing lines of credit in the ordinary course of business, consistent with past practices;

          (m) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

          (n) commencement or notice or, to the Company's knowledge, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

          (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

          (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

          (r) event or condition of any character that has or could be reasonably expected to have a Material Adverse Effect on the Company; or

          (s) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

     2.8  Tax and Other Returns and Reports.

          (a)   Definition of Taxes.  For the purposes of this Agreement, "Tax"
                -------------------                                        ---
or, collectively, "Taxes", means any and all federal, state, local and foreign
                   -----
taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)   Tax Returns and Audits.  Except as set forth in Schedule 2.8:
                ----------------------

                (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes
                                     -------
concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

               (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

              (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                (v) The Company does not have any liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

               (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Company's incorporation.

              (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or
                           -----
attributable to Taxes.

             (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

               (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

               (xi)     The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

              (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

             (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.9  Restrictions on Business Activities.  There is no agreement
          -----------------------------------
(noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the Company's knowledge, otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as presently conducted by the Company, or, to the knowledge of the Company, as proposed to be conducted after the Merger. Without limiting the foregoing, except as disclosed on Schedule 2.9, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.10  Title to Properties; Absence of Liens and Encumbrances.

           (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor and the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

          (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.11  Intellectual Property.

           (a) For the purposes of this Section 2.11, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all
      ---------------------
     rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents); (ii) all inventions
                                               -------
     (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world

     ("Copyrights"); (iv) all mask works, mask work registrations and
     ------------
     applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology ("Maskworks"); (v)
                                                               ---------
     all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (vii) all databases and data collections and
             ----------
     all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (ix) all Worldwide Web addresses, sites and domain names; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

     "Business"  means the business of the Company, including the manufacture,
      --------
     use, licensing, distribution and sale of any products or technology or the provision of any services by the Company, as currently conducted, as conducted since the inception of the Company, or as reasonably is contemplated to be conducted by the Company in the future.

     "Company Intellectual Property" shall mean any Intellectual Property that
      -----------------------------
     is owned by or  licensed to the Company.

     "Registered Intellectual Property" shall mean all United States,
      --------------------------------
     international and foreign: (i) Patents, including applications therefor;
     (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

          (b)   Schedule 2.11(b) lists all Registered Intellectual Property in
                ----------------
whole or in part owned by, assigned to, or filed in the name of, the Company, including all Registered Intellectual Property that will be transferred by Company to the Surviving Corporation, on or prior to the Closing Date (the "Company Registered Intellectual Property").
 ----------------------------------------

          (c)   Except as set forth on Schedule 2.11(c), each item of Company
                                       ----------------
Intellectual Property, including all Company Registered Intellectual Property listed on Schedule 2.11(b) , that is owned by the Company is free and clear of any encumbrance, including any lien or security interest.

          (d) The Company: (i) is the exclusive owner of all Trademarks, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the Business and (ii) owns exclusively, and has good title to, all copyrighted works that are software products of the Company or other works of authorship that the Company otherwise purports to own.

          (e)   Except as set forth on Schedule 2.11(e), the Company has not
                                      ----------------
transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, Company Intellectual Property, to any other person.

          (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work, including any of the foregoing with respect to products, technology or services currently under development by Company.

          (g)   The contracts, licenses and agreements listed on Schedule
                                                                 --------
2.11(g) include all material contracts, licenses and agreements pursuant to
-------
which any Person, including any Affiliate of Company, has licensed any Intellectual Property to the Company. The Company is neither in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to the knowledge of the Company, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

          (h)   The contracts, licenses and agreements listed on Schedule
                                                                 --------
2.11(h) include all contracts and agreements pursuant to which any Person,
-------
including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created any thing in which any Intellectual Property rights might arise, either separately or jointly with the Company or any other Person, which the Company uses or possess or which the Company believes it owns.

          (i)   The contracts, licenses and agreements listed on Schedule
                                                                 --------
2.11(i) include all material contracts, licenses and agreements pursuant to
-------
which the Company has licensed or transferred to any third person or any Affiliate of the Company any material Company Intellectual Property. The Company is neither in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to the knowledge of the Company, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder.

          (j) Neither the consummation of the transaction contemplated by this Agreement nor the transfer to the Surviving Corporation of any contracts, licenses, agreements or Company Intellectual Property will cause or obligate the Surviving Corporation(i) to grant to any third party any rights or licenses with respect to any Intellectual Property of the Surviving Corporation or, to the knowledge of the Company, the Parent; or (ii) pay any royalties or other amounts in excess of those being paid by Company prior to the Closing.

          (k)   Schedule 2.11(k) lists all agreements, licenses and contracts
                ----------------
pursuant to which Company has agreed to indemnify, hold harmless, or otherwise agree to be liable for any losses cost or damages of, a third party with respect to any Intellectual Property or product or service of Company.

          (l)   Except as set forth on Schedule 2.11(l), all material Company
                                       ----------------
Intellectual Property, including any item thereof, will be fully, transferable, alienable or licensable by, or between, Company or the Surviving Corporation without restriction and without payment of any kind to any third party.

          (m)   Except as set forth on Schedule 2.11(m), the consummation of the
                                       ----------------
transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Company in any Company Intellectual Property or result in the breach or termination of any license, contract or agreement to which Company is a party respecting any material Company Intellectual Property.

          (n) The operation of the Business, including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, distribution, performance, display, creation of derivative works of, or the exploitation of any device or work, including any of the foregoing with respect to products, technology or services currently under development by Company, does not, and will not when conducted in substantially the same manner following the Closing by the Surviving Corporation, infringe or misappropriate the Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service of the Business infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor). Without limiting the foregoing, to the knowledge of the Company, it has not misappropriated the trade secrets of, or infringed the Copyright or Mask work of any third party.

          (o) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such contract, license or agreement including with respect to any payments to be made or received by the Company thereunder.

          (p) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

          (q) Except as disclosed on Schedule 2.11(q), no Company Intellectual Property or product, technology or service of the Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

          (r)   Schedule 2.11(r) lists all action, including the payment of any
                ----------------
fees, that must, or should be performed by, or on behalf of, the Company in the ninety-day period following the Closing Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of Company with respect to any Company Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

          (s) The Company has not claimed small business status, or other particular status in the application for any Registered Company Intellectual Property which claim of status was not at the time made, or which has since become inaccurate or false or that will no longer be true and accurate as a result of the Closing.

          (t) All software products of the Company were written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly assigned all of their rights, including Intellectual Property rights in such products to the Company, and no third party owns or has any rights to the software products or any Intellectual Property rights therein.

          (u) The Company has no knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. Without limiting the foregoing, Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Register Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Company Registered Intellectual Property.

          (v) The Company has taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of any material confidential information of the Company and knows of no basis on which it could be claimed that the Company has failed to protect the confidentiality of any material Confidential Information of the Company.

          (w) All employees of the Company have entered into a valid and binding agreement with the company sufficient to vest title in the Company of all Intellectual Property created by such employee in the scope of his or her employment with the Company.

     2.12  Agreements, Contracts and Commitments.  Except as set forth on
           -------------------------------------
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

           (a)  any collective bargaining agreements,

           (b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations other than as required by statute, which are described on Schedule 2.12(a)

           (c) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

           (d) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement with a firm or other organization,

           (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

           (f)  any fidelity or surety bond or completion bond,

           (g) any lease of personal property having a value individually in excess of $25,000,

           (h)  any agreement of indemnification or guaranty,

           (i) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

           (j) any agreement relating to capital expenditures and involving future payments in excess of $25,000,

           (k) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

           (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

           (m) any purchase order or contract for the purchase of raw materials involving $25,000 or more,

           (n)  any construction contracts,

           (o)  any distribution, joint marketing or development agreement,

           (p) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

           (q) any other agreement that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

           (r) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11 (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise
 --------
disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. Schedule 2.12(c) identifies each Contract that requires a consent, waiver or approval to preserve all rights of, and benefits to, the Surviving Corporation under such Contract as a result of entering into this Agreement or effecting the Merger or the other transactions contemplated by this Agreement (each a "Required Consent").
         ----------------

     2.13  Interested Party Transactions.  Except as set forth on Schedule 2.13,
           -----------------------------
to the Company's knowledge, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell,
(ii) an economic interest in any entity that purchases from, or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a) or Schedule 2.11; provided, that (x) ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

     2.14  Compliance with Laws.  The Company has complied in all material
           --------------------
respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

     2.15  Litigation.  Except as set forth in Schedule 2.15, there is no
           ----------
action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in
Schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

     2.16  Insurance.  With respect to the insurance policies and fidelity bonds
           ---------
covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17  Minute Books.  The minute books of the Company provided to counsel
           ------------
for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

     2.18  Environmental Matters.
           ---------------------

           (a)  Hazardous Material.  The Company has not: (i) operated any
                ------------------
underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material") in a
                                                   ------------------
manner prohibited by law. No Hazardous Materials are present, as a result of the deliberate actions or omissions of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

          (b)   Hazardous Materials Activities.  The Company has not
                ------------------------------
transported, stored, used, manufactured, disposed of, released or , to its knowledge, exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty
 ------------------------------
or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c)   Permits.  The Company currently holds all environmental
                -------
approvals, permits, licenses, clearances and consents (the "Environmental
                                                            -------------
Permits") necessary for the conduct of the Company's Hazardous Material
-------
Activities and other businesses of the Company as such activities and businesses are currently being conducted.

          (d)   Environmental Liabilities.  No action, proceeding, revocation
                -------------------------
proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activities of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

     2.19  Brokers' and Finders' Fees; Third Party Expenses.  Except as set
           ------------------------------------------------
forth on Schedule 2.19, the Company has not incurred, nor will it incur,
         -------------
directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
Schedule 2.19 sets forth the Company's current reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     2.20  Employee Matters and Benefit Plans.

           (a)  Definitions.  With the exception of the definition of
                -----------
"Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i)  "Affiliate" shall mean any other person or entity under
                      ---------
common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

               (ii)  "ERISA" shall mean the Employee Retirement Income Security
                      -----
Act of 1974, as amended;

              (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

               (iv)  "Employee" shall mean any current, former, or
                      --------
retired employee, officer, or director of the Company or any Affiliate;

                (v)  "Employee Agreement" shall refer to each management,
                      ------------------
employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

               (vi)  "IRS" shall mean the Internal Revenue Service;
                      ---

              (vii)  "Multiemployer Plan" shall mean any "Pension Plan" (as
                      ------------------
defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA; and

             (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

         (b)   Schedule.  Schedule 2.20(b) contains an accurate and complete
               --------
list of each Company Employee Plan and each Employee Agreement, together with a schedule of all liabilities, whether or not accrued, under each such Company Employee Plan or Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c)   Documents.  The Company has provided to Parent (i) correct and
                ---------
complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company
                                             ---
Employee Plan; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and (viii) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d)   Employee Plan Compliance.  Except as set forth on Schedule
                ------------------------
2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan;
(iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

          (e)   Pension Plans.  The Company does not now, nor has it ever,
                -------------
maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (f)   Multiemployer Plans.  At no time has the Company contributed to
                -------------------
or been requested to contribute to any Multiemployer Plan.

          (g)   No Post-Employment Obligations.  Except as set forth in Schedule
                ------------------------------
2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

          (h)   Effect of Transaction.
                ---------------------

                (i) Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee

Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit which will or may be made by the Company or Parent or any Affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

          (i)   Employment Matters.  The Company (i) is in compliance in all
                ------------------
material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

          (j)   Labor.  No work stoppage or labor strike against the Company is
                -----
pending or, to the knowledge of the Company, threatened. Except as set forth in
Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. To its knowledge, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

     2.21  Change of Control and Non-Compete Payments. Schedule 2.21 sets forth
           ------------------------------------------  -------------
each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of the Company as a result of or in connection with the Merger.

     2.22  Year 2000 Compliance.  All of the Company's internal computer systems
           --------------------
and each Constituent Component (as defined below) of those systems and all computer-related products and services and each Constituent Component of those products and services of the Company and each of its subsidiaries fully comply with the Year 2000 Qualification Requirements. "Year 2000 Qualification Requirements" means that the internal computer systems and each Constituent Component (as defined below) of those systems and all computer-related products of each Constituent Component (as defined below) of those products of the Company (i) have been reviewed to confirm that they store, process (including sorting and performing mathematical operations, calculations and computations), input and output data containing date and information correctly regardless of whether the date contains dates and times before, on or after January 1, 2000,
(ii) have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century, (iii) accurately manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and will not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates, (iv) accurately process any date rollover, and (v) accept and respond to two-digit year date input in a manner that resolves any ambiguities as to the century. "Constituent Component" means all software (including operating systems, programs, packages and utilities), firmware, hardware, networking components, and peripherals provided as part of the configuration.

     2.23  Representations Complete.  None of the representations or warranties
           ------------------------
made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the shareholders of the Company in connection with soliciting their consent to this Agreement and the Merger (including the Information Statement required under Section 5.1), contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1  Organization, Standing and Power.  Parent is a corporation duly
          --------------------------------
organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

     3.2  Authority.  Parent and Merger Sub have all requisite corporate power
          ---------
and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Parent and the Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in an Conflict under (i) any provision of the Articles of Incorporation or Bylaws of the Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement filed by Parent with the Securities and Exchange Commission or, to the knowledge of the Parent, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Merger Sub or its properties or assets, except in those instances where such Conflict would have no Material Adverse Effect on the Parent and its subsidiaries taken as a whole. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any
                                                   -------------------
third party (so as not to trigger any Conflict), is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Utah Division of Corporations, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 3.2.

     3.3  Capital Structure.
          -----------------

          (a) The authorized stock of Parent consists of 150,000,000 shares of Common Stock, of which 38,124,532 shares were issued and outstanding as of June 7, 1999, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding as of June 7, 1999. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

          (b) The shares of Parent Common Stock to be issued pursuant to the Merger will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     3.4  SEC Documents; Parent Financial Statements.  Parent has furnished or
          ------------------------------------------
made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC")for all periods subsequent to March 31, 1998, all in the
                 ---
form so filed (all of the foregoing being collectively referred to as the "SEC
                                                                           ---
Documents"). As of their respective filing dates, the SEC Documents complied in
---------
all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent
                                                                 ------
Financial Statements") comply as to form in all material respects with
--------------------
applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

     3.5  Representations Complete.  None of the representations or warranties
          ------------------------
made by Parent (as modified by the Schedule 3.2), nor any statement made in any certificate furnished by Parent pursuant to this Agreement, or furnished in by Parent specifically for inclusion in the Information Statement prepared pursuant to Section 5.1, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business of the Company.  During the period from the date
          ----------------------------------
of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to the provisions of Section 8.1 hereof, and (ii) the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material adverse event involving the Company or its business. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent:

          (a) Enter into any commitment or transaction not in the ordinary course of business.

          (b) Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to End-User Licenses in the ordinary course of business);

          (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

          (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

          (e)   Commence any litigation;

          (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or , except as contemplated by Section 5.15, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

          (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options or Company Preferred Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

          (h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

          (j) Acquire or agree to acquire any assets in an amount in excess of $25,000 in the case of a single transaction or in excess of $50,000 in the aggregate in any 30-day period;

          (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

          (l) Incur any indebtedness for borrowed money (other than under the Company's existing lines of credit) or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others,;

          (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

          (n) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers (except to the extent required in the ordinary course of business and consistent with past practice), pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

          (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (p) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated and permitted hereby;

          (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (r) Enter into any strategic alliance, development or joint marketing agreement; or

          (s) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     For the purposes of this Section 4.1, David Thatcher, or his designee, shall have authority to provide written consent to any such action on behalf of the Parent.

     4.2  No Solicitation. Until the earlier of (i) the Effective Time and (ii)
          ---------------
the date of termination of this Agreement pursuant to the provisions of Section
8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


     5.1  Information Statement; Shareholder Meeting.

                (i) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and Parent shall assist in preparing, an information statement (the "Information Statement") relating to the solicitation
                            ---------------------
of the consent of the shareholders of the Company to the Merger. The Information Statement shall substantially comply with the information requirements under to Rule 502 promulgated under the Securities Act (except for 502(b)(3)) and an investor suitability questionnaire. Parent shall provide to the Company and its counsel for inclusion in the Information Statement such publicly available information concerning Parent, its operations, capitalization, technology, share ownership and other material as the Company or its counsel may reasonably request. Each of Parent and the Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company's shareholders at the earliest practicable time. Whenever any event occurs which should be set forth in a supplement to the Information Statement, Parent or the Company, as the case may be, shall promptly inform the other company of such occurrence and cooperate in preparing such supplement.

                (ii) The Company shall retain a "purchaser representative," as such term is defined in Rule 501(h) under the Securities Act, to represent each Company shareholder who is not an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Company shall use its best efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The Company shall further use its best efforts to have each investor who is not an accredited investor sign an acknowledgement that the purchaser representative is such investor's purchaser representative in the transactions contemplated hereby. The materials submitted to the Company's shareholders, including the Information Statement, shall be subject to prior review and approval by Parent and shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

     5.2  Access to Information.  Subject to any applicable contractual
          ---------------------
confidentiality obligations (which the Company shall use its best efforts to cause to be waived) each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.3   Confidentiality. Each of the parties hereto hereby agrees to and
          ---------------
reaffirms the terms and provisions of paragraph 10 of the Letter of Intent between Parent and the Company dated as of June 14, 1999.

     5.4  Expenses.  Whether or not the Merger is consummated, all fees and
          --------
expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in
                            --------------------
connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     5.5  Public Disclosure.  Upon execution and delivery of this Agreement by
          -----------------
the parties hereto, Parent and the Company shall release a jointly prepared announcement describing the Merger. Except as aforesaid, unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld.

     5.6  Consents.  The Company shall use its best efforts to obtain the
          --------
consents, waivers and approvals under any of the Contracts identified on
Schedule 2.12(c) as may be required in connection with the Merger.

     5.7  FIRPTA Compliance. On the Closing Date, the Company shall deliver to
          -----------------
Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

     5.8  Reasonable Efforts.  Subject to the terms and conditions provided in
          ------------------
this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and capital stock.

     5.9  Notification of Certain Matters.  The Company shall give prompt notice
          -------------------------------
to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the Company Schedules) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 (including any description of any breaches of the representation or warranties in this Agreement contained in an officer certificate delivered pursuant to Section 6.2(a) or 6.3(a) shall not limit or otherwise affect any remedies available to the party receiving such notice.

     5.10  Additional Documents and Further Assurances.  Each party hereto, at
           -------------------------------------------
the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     5.11  Form S-8.  Parent shall file a registration statement on Form S-8 for
           --------
the shares of Parent Common Stock issuable with respect to assumed Company Options on the earlier to occur of (i) ninety days after the Closing Date or
(ii) September 27, 1999.

     5.12  NMS Listing.  Parent shall authorize for listing on the Nasdaq
           -----------
National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.13  Cooperation With Financial Statements.  The Company will use its best
           -------------------------------------
efforts to cause the Company's management and its independent auditors to facilitate on a timely basis (i) the preparation of historical and pro forma financial statements as required by Parent to comply with applicable SEC regulations, and (ii) the review of the Company's 1997 and 1998 audit work papers, including the examination of selected interim financial statements and data.

     5.14  Employee Benefits.
           -----------------

           (a) Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefits programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time. Parent shall have made offers of employment to the Company's current employees prior to the Closing Date on an at-will basis with at least the same rate of pay and equivalent benefits.

          (b) Parent shall reserve an aggregate of $2,500,000 in cash, which shall be distributed to those persons identified on Schedule 5.14 in the amounts
                                                    -------------
mutually agreed upon by parent and the Company prior to Closing and distributed in accordance with the terms of such Schedule.

     5.15  Company Repurchase of Vested Stock Options.  Parent acknowledges that
           ------------------------------------------
the Company desires to offer each holder of vested Company Options (each, an "Offeree") an opportunity to sell a portion of such vested options to the Company prior to the Closing (the "Option Repurchase"). In effecting the Option Repurchase, the Company covenants and agrees that each Offeree shall have signed the Investment Representation Statement attached hereto as Exhibit B acknowledging that such offeree is either an "accredited investor" as defined in Rule 501(a) under the Securities Act or is represented by a "purchaser's representative" as defined in Rule 501(a) under the Securities Act. The Company further covenants that the option to participate in the Option Repurchase shall terminate on the third business day prior to the Closing. The Company shall provide a certificate on the third business day prior to Closing, which shall state (i) that each Offeree (whether or not such Offeree has elected to participate in the Option Repurchase) has signed the Investment Representation Statement pursuant to this Section 5.15, (ii) the aggregate number of employee stock options repurchased, and (iii) the aggregate amount payable to such Offerees. The Company acknowledges that such amounts owing to Offerees shall be deducted from the Aggregate Cash Consideration and paid by the Surviving Corporation within five business days following the Closing Date.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a)   Shareholder Approval.  This Agreement and the Merger shall have
                --------------------
been approved and adopted by the shareholders of the Company by the requisite vote under applicable law and the Company's Articles of Incorporation.

          (b)   No Injunctions or Restraints; Illegality; HSR Act.  No temporary
                -------------------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect. All waiting periods under the HSR Act shall have expired or been terminated early.

          (c)   Tax Opinions.  Parent and the Company shall each have received
                ------------
written opinions from their respective tax counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to either Parent or the Company
      --------  -------
does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (d)  Nasdaq Listing.  The shares of Parent Common Stock issuable to
               --------------
shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance.

     6.2  Additional Conditions to Obligations of the Company. The obligations
          ---------------------------------------------------
of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)   Representations and Warranties. The representations and
                ------------------------------
warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for (i) changes contemplated by this Agreement, and
(ii) except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

          (b)   Agreements and Covenants.  Parent and Merger Sub shall have
                ------------------------
performed or complied (which performance or compliance shall be subject to Parent's Merger Sub's ability to cure as provided in Section 8.1(e) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

          (c)  Material Adverse Change.  There shall not have occurred any
               -----------------------
material adverse change in the business, assets (including intangible assets), financial condition or results of operations of Parent since June 1, 1999. For purposes of this condition, a reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange shall not, in and of itself, constitute a material adverse change.

          (d)   (d) Registration Rights Agreement.  The Parent shall have
                    -----------------------------
amended its registration rights agreement to permit each of the holders of Company common stock who receive Parent Common Stock piggyback registration rights on a pari passu basis with the holders of such rights under such agreement.

     6.3  Additional Conditions to the Obligations of Parent and Merger Sub. The
          -----------------------------------------------------------------
obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a)   Representations and Warranties. The representations and
                ------------------------------
warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for (i) changes contemplated by this Agreement, and (ii) except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by a duly authorized officer of the Company.

          (b)   Agreements and Covenants.  The Company shall have performed or
                ------------------------
complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

          (c)   Third Party Consents.  Parent shall have been furnished with
                --------------------
evidence satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 2.12(c).
                                   ----------------

          (d)   Legal Opinion.  Parent shall have received a legal opinion from
                -------------
Jones, Waldo, Holbrook & McDonough, legal counsel to the Company, in substantially the form attached hereto as Exhibit C.
                                          ---------

          (e)   Material Adverse Change.  There shall not have occurred any
                -----------------------
material adverse change in the business, assets (including intangible assets) financial condition or results of operations of the Company since May 31, 1999.

          (f)   Offer Letter.  Each person listed on Schedule 6.3(f) shall have
                ------------                         ---------------
executed and delivered to Parent an acceptance of an Offer Letter, which shall contain a prohibition against (i) competition against Parent and the Surviving Corporation and (ii) solicitation of employees of Parent and Surviving Corporation and all of such agreements shall be in full force and effect.

          (g)   Escrow Agreement.  Parent, the Company, Escrow Agent and the
                ----------------
Shareholders' Representative (as defined in the Escrow Agreement) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit D (the "Escrow Agreement").
---------       ----------------

          (h)   Dissenters' Rights.  Holders of more than 5% of the outstanding
                ------------------
shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

          (i)   Investment Representation Statements.  All shareholders of the
                ------------------------------------
Company who are to receive any shares of Parent Common Stock in connection with the Merger shall have executed and delivered to Parent Investment Representation Statements in the form attached hereto as Exhibit Band that contain certain representations and agreements and agreeing to be bound by certain terms of this Agreement relating to resales of Parent Common Stock.

          (j) The Company shall have paid $4,600,000 to the Exchange Agent (immediately prior to the Effective Time and only as the last condition to closing to be satisfied) in repayment of that portion of the Aggregate Cash Consideration advanced by the Parent to the Company.

                                  ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;

                            INDEMNIFICATION; ESCROW


     7.1  Survival of Representations and Warranties.  All of the Company's
          ------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., California time, on the six month anniversary of the Closing Date, except that the representations and warranties set forth in Sections 2.8, 2.11, 2.18 and 2.22 shall survive the Merger and continue until 5:00 p.m., California time, on the first anniversary of the Closing Date.

     7.2  Obligation of the Company to Indemnify, Reimburse, etc.  Subject to
          ------------------------------------------------------
the provisions of Section 7.4 hereof, the Company, its successors and assigns, jointly and severally, shall indemnify, reimburse, defend, protect and hold harmless Parent and Merger Sub and each of their successors and assigns and each of their respective directors, officers, employees, affiliates, agents, and their respective successors and assigns (each a "Parent Indemnitee") from and
                                                 -----------------
against any claims, losses, liabilities, damages, causes of action, costs and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses) (collectively "Losses") resulting from, imposed
                                           ------
upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company.

     7.3  Obligation of Parent to Indemnify, Reimburse, etc.  Subject to the
          -------------------------------------------------
provisions of Section 7.4 hereof, Parent and Merger Sub and their respective successors and assigns, jointly and severally, shall indemnify, defend, protect and hold harmless the Company and its successors and assigns and each of its directors, officers, employees, affiliates, agents, and their respective successors and assigns (each a "Company Indemnitee") from and against any Losses
                                ------------------
resulting from, imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Parent or Merger Sub.

     7.4  Limits on Indemnification, Reimbursement, etc.  Absent fraud or
          ---------------------------------------------
willful misconduct of any party (for which there shall be no limitation of liability of any party), no Parent Indemnitee and no Company Indemnitee shall have any right to seek indemnification, reimbursement or defense under this Agreement or the Escrow Agreement until Losses which would otherwise be indemnifiable hereunder, and have been incurred by such party and other indemnitees associated with or related to such party, exceed $250,000. For the purposes of the foregoing, only such Losses that individually exceeds $5,000 shall be counted towards the $250,000 threshold.

     7.5  Escrow Arrangements.  Concurrent with the Effective Time, the Escrow
          -------------------
Amount shall be placed in an escrow fund (the "Escrow Fund"), to be governed by
                                               -----------
the terms of the Escrow Agreement. The Escrow Fund shall be available to compensate Parent and its affiliates for losses incurred by Parent and its affiliates in connection with breaches of representations, warranties, or covenants contained herein or delivered pursuant hereto. The parties acknowledge that after the Closing Date and absent fraud or willful misconduct, the maximum amount that is payable under the indemnification obligation of the Company under
Section 7.2 is the Escrow Amount. The terms and conditions of the Escrow Fund shall be set forth more fully in the Escrow Agreement.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER


      8.1  Termination.  Except as provided in Section 8.2 below, this Agreement
           -----------
may be terminated and the Merger abandoned at any time prior to the Effective
Time:

          (a)   by mutual consent of the Company and Parent;

          (b) by Parent or the Company if: (i) the Effective Time has not occurred by September 30, 1999 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);
(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

          (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

          (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days of written notice of such breach (but no cure period shall be required for a breach which by its nature cannot be cured);

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Su b and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days of written notice of such breach (but no cure period shall be required for a breach which by its nature cannot be cured); and

          (f) by Parent upon a breach of Section 4.2 or the Company shall fail to submit to its shareholders an Information Statement that includes the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

          (g) by the Company or the Parent if the required approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company where the failure to obtain the Company's shareholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

     Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

     8.2  Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 8.1, this Agreement shall forthwith become void and, except as set forth in Section 8.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination to the extent provided in
Section 8.3; and provided further that, the provisions of Section 5.3, this
Section 8.2, Section 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Fees and Expenses.

          (a)   General.  Except as set forth in this Section 8.3, all fees and
                -------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

          (b)   Break-up Fees Payments.  In the event that this Agreement is
                ----------------------
terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(f) or (g) or the Company fails to consummate the Merger and the transactions contemplated by this Agreement after all of the conditions to Closing described in Section 6.1 and 6.2 have been duly satisfied or waived, the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $10,000,000 in immediately available funds (the "Termination Fee"). The Company acknowledges that $5,000,000 of such
            ---------------
Termination Fee is a repayment of an advance paid pursuant to Section 2 of the Letter of Intent dated as of June 14, 1999 between Parent and the Company (the "Letter of Intent"). In the event that the Parent fails to consummate the Merger and the transactions contemplated by this Agreement after all of the conditions to Closing described in Sections 6.1 and 6.3 have been duly satisfied or waived, the Company shall be entitled to retain the $5,000,000 advance paid to the Company under Section 2 of the Letter of Intent. The parties hereto acknowledge that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement; accordingly, if the Company or Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, such other party makes a claim that results in a judgment against the Company or Parent, as applicable, for the amount set forth in this Section 8.3(b), the such defaulting party shall pay to such other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

     8.4  Amendment.  Except as is otherwise required by applicable law after
          ---------
the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     8.5  Extension; Waiver.  At any time prior to the Effective Time, Parent
          -----------------
and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     9.1  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Parent or Merger Sub, to:


                Critical Path, Inc.
                320 1st Street
                San Francisco, CA  94105
                Attention:  David Thatcher
                Telephone No.: (415) 808-8800
                Facsimile No.:  (415) 808-8777

                with a copy to:

                Wilson Sonsini Goodrich & Rosati, P.C.
                650 Page Mill Road
                Palo Alto, California 94304
                Attention: Mark L. Reinstra
                Telephone No.:  (650) 493-9300
                Facsimile No.:  (650) 493-6811

          (b)   if to the Company, to:

                dotOne Corporation
                6322 South 3000 East, Level 2
                Salt Lake City, Utah 84121
                Attention: R. Scott Newth
                Telephone No.:  (801) 535-2200
                Facsimile No.:  (801) 535-2210

                with a copy to:

                Jones, Waldo, Holbrook & McDonough
                170 S. Main Street, Suite 1500
                Salt Lake City, Utah 84101
                Attention: Ronald S. Poelman

                Telephone No.: (801) 521-3200
                Facsimile No.: (801) 328-0537

     9.2  Interpretation.  The words "include," "includes" and "including" when
          --------------
used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. As used in this Agreement, the phrase "to the best of [a party's] knowledge," "to [a party's] knowledge," "[a party] is not aware," and similar phrases shall mean the knowledge of such party, or of the officers and directors of such party, after careful consideration of the matters set forth in the representation that is so qualified and a reasonably diligent review of all files, documents, agreements and other materials in such person's possession or subject to his or her control. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.3  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4  Entire Agreement; Assignment.  This Agreement, the schedules and
          ----------------------------
Exhibits hereto, the documents and instruments and other agreements among the parties hereto referenced herein, and Sections 10 and 12 of the Letter of Intent dated as of June 14, 1999 between Parent and the Company(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

     9.5  Severability.  In the event that any provision of this Agreement or
          ------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6  Other Remedies.  Except as otherwise provided herein, any and all
          --------------
remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such process.

     9.8  Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9  Specific Performance.  The parties hereto agree that irreparable
          --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10  Share Legends.  All certificates representing any of the shares of
           -------------
Parent Common Stock to be issued pursuant to this Agreement shall have endorsed thereon any legend required by Federal or state securities laws.

                 (Remainder of page intentionally left blank)

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


dotOne Corporation                     Critical Path, Inc.

By /s/ R. Scott Newth                  By  /s/ Brett Robertson
   ------------------                      -------------------
   R. Scott Newth                          Brett Robertson
   President and Chief Executive Officer   Vice President Strategic Development
                                           and General Counsel

dotOne Acquisition Corp.

By  /s/ Brett Robertson
    -------------------
    Brett Robertson
    Vice President Strategic Development and
    General Counsel

                               INDEX OF EXHIBITS


Exhibit                       Description
-------                       -----------

Exhibit A                     Form of Voting Agreement

Exhibit B                     Form of Investment Representation Statement

Exhibit C                     Form of Legal Opinion of Counsel to the Company

Exhibit D                     Form of Escrow Agreement

                              INDEX OF SCHEDULES


     Schedule       Description
     --------       -----------

     1.6(a)         Calculation of Cash Distribution
     2.2(a)         Shareholder List
     2.2(b)         Option List
     2.4            Non Contravention; Conflicts
     2.5            Company Financials
     2.6            Undisclosed Liabilities
     2.7            No Changes
     2.8            Tax Returns and Audits
     2.10(a)        Leased Real Property
     2.10(b)        Liens on Property
     2.11(b)        Registered Intellectual Property
     2.11(c)        Intellectual Property Encumbrances
     2.11(e)        Intellectual Property Licensed by Company
     2.11(g)        Intellectual Property Licensed to Company
     2.11(h)        Intellectual Property Licensed to Company
     2.11(i)        Intellectual Property Licensed by Company
     2.11(k)        Indemnification Regarding Intellectual Property
     2.11(l)        Transferability of Intellectual Property
     2.11(m)        Transferability of Intellectual Property
     2.11(q)        Intellectual Property Proceedings
     2.11(r)        Pending Intellectual Property Rights
     2.12(a)        Agreements, Contracts and Commitments
     2.12(b)        Contracts - Breach or Default
     2.12(c)        Contracts - Notice or Consent
     2.13           Interested Party Transactions
     2.15           Litigation
     2.19           Brokers/Finders Fees; Third-Party Expenses
     2.20(b)        Company Employee Plans
     2.20(d)        Employee Plan Compliance
     2.20(g)        Post Employment Obligations
     2.20(h)(i)     Effect of Merger on Employee Plans
     2.20(h)(ii)    Excess Parachute Payments
     2.20(j)        Labor
     2.21           Change of Control; Non-Compete Payments (to Employees)
     4.1            Conduct of the Business
     5.14           Participants in Management Bonus
     5.15           Calculation of Vested Option Cash Amount
     6.3(f)         List of Offer Letter Acceptances